Exhibit 99.1

BriaCell Reports Positive Survival Data in Advanced Metastatic Breast Cancer

●	9 of 11 women remain alive from 2021/2022 dosing, highlighting strong survival benefits.
●	Remains well tolerated with no dose limiting toxicities.
●	Primary endpoint in pending pivotal trial will be survival, as agreed by the FDA.
●	9 additional patients have been screened/enrolled in the study, incremental to the 12 patients announced in December 2022.

PHILADELPHIA, PA and VANCOUVER, British Columbia, February 23, 2023— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer, today reports updated survival data from its previously disclosed group of 12 patients (11 patients enrolled in 2021/2022) in the ongoing Phase II clinical trial evaluating Bria-IMT™ in combination with Incyte’s retifanlimab for the treatment of advanced metastatic breast cancer.

●	9 of 11 (82%) patients remain alive from 2021/2022 dosing, suggesting strong survival benefits.
●	7 of 11 (64%) patients showed either disease control or progression-free survival (“PFS”) benefits compared with their most recent prior therapy regimen suggesting clinical benefit, including survival and delayed cancer progression in this very difficult to treat patient population.
●	Median PFS of 3.5 months (with one subject ongoing) compares favorably with other recent studies of patients with advanced disease including other approved agents in earlier lines of therapy (Tripathy “ATTAIN” 2022, Perez 2015 “BEACON”, Cortes 2018, O’Shaughnessy 2022 “ASCENT”).
●	Regimen remains well tolerated with no dose limiting toxicities.

“This is working, and it’s working well. We had high hopes going into this clinical read-out, and the survival numbers have even exceeded our expectations. With 9 of 11 women still alive, this has a material impact for the patients and their loved ones, especially since some patients may have had only weeks or months to live prior to our treatment,” stated Dr. William V. Williams, BriaCell’s President and CEO. “This survival update bodes well for our upcoming pivotal trial, since the FDA has agreed to survival benefits as the primary endpoint.”

This clinical data from BriaCell’s combination regimen highlights survival benefits in a cohort (3rd line or later) with a life expectancy of merely months or weeks in some cases. Patients in this cohort had failed a median of 5 other treatments prior to enrolling in BriaCell’s study. Other reportable benefits such as less pain and better quality of life were also observed in these patients.

Subsets of top-responding patients: 4 of 5 patients with Grade I/II cancer, and 6 of 8 hormone receptor positive (HR+) patients had either disease control or improved PFS suggesting potentially better responding subgroup/s of patients. These subgroups represent large segments of the advanced breast cancer patient population.

Enrollment update: 9 additional patients have been screened/enrolled in the study, incremental to the 12 patients announced in December 2022. With patients continuing to enroll and remain on the treatment, more data including overall survival data will be disclosed at regular intervals.

About BriaCell Therapeutics Corp.

BriaCell is an immuno-oncology-focused biotechnology company developing targeted and effective approaches for the management of cancer. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BriaCell’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:

William V. Williams, MD

President & CEO

1-888-485-6340

info@briacell.com

Media Relations:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

Investor Relations Contact:

CORE IR

investors@briacell.com